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                                                                    Exhibit 99.1

                              [INSIGHT LOGO]


              INSIGHT ENTERPRISES, INC. TERMINATES PROPOSED MERGER
                          WITH ACTION COMPUTER SUPPLIES

Tempe, Arizona - October 18, 1999 - Leading global computer direct marketer INSIGHT ENTERPRISES, INC. (NASDAQ: NSIT) announced today that its Board of Directors has terminated the agreement for the proposed merger between Insight and Action Computer Supplies Holdings plc (LSE:ACS) announced on May 10, 1999 and subsequently revised on July 27, 1999, in light of the deterioration in Action's operating results and the difficult near-term market conditions expected by Action related to the slowdown in customer spending due to Y2K concerns. This termination, as a result of material adverse change, is after consultation with the UK Panel on Takeovers and Mergers, which has given its consent to the UK merger documentation not being published.

Tim Crown, president of Insight, commented, "We are obviously disappointed that the proposed merger will not be completed. While we believe there were strategic benefits to merging with Action, the Board of Directors has decided that given the recent and expected weak near-term financial performance of Action, the merger is not in the best interests of our shareholders. Insight has experienced many years of record sales and earnings growth and we will continue to entertain only those opportunities that foster continued rapid growth and increased shareholder value. We are confident that we can successfully execute our strategy of global expansion independent of this merger."

Insight expects to take a nonrecurring charge of approximately $2.3 million dollars related to the proposed merger in the fourth quarter of 1999. Insight will announce its third quarter results on October 26, 1999.

ABOUT INSIGHT: Insight is a global direct marketer of brand name computers, hardware and software with locations in the United States, United Kingdom, Canada and Germany. The Company markets primarily to small- and medium-sized businesses through a combination of a strong outbound telephone-based sales force, electronic commerce at www.insight.com and electronic marketing. Insight's net sales for the 12 months ended June 30, 1999 were $1.262 billion. For product sales or Company information visit www.insight.com.


CONTACTS:
STANLEY LAYBOURNE                               VALERIE J. PAXTON
CHIEF FINANCIAL OFFICER,                        VICE PRESIDENT,
  SECRETARY AND TREASURER                       CORPORATE COMMUNICATIONS
TEL. 480/350-1142                               TEL. 480/350-1611
EMAIL slaybour@insight.com                      EMAIL: vpaxton@insight.com